NEWS RELEASE
FOR IMMEDIATE RELEASE

Pacira Reports Record Fourth Quarter and Full Year Revenues
-- Increasing adoption of EXPAREL® Across Opioid-Sparing Pain Management Protocols --
-- EXPAREL net product sales expected to be in the range of $400M to $410M in 2019 --
-- Conference call today at 8:30 a.m. ET --
PARSIPPANY, N.J., February 28, 2019 - Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) today reported financial results for the fourth quarter and full year of 2018 and its outlook for 2019.
2018 Financial Highlights

•	Fourth quarter EXPAREL net product sales of $94.4 million

•	Full year EXPAREL net product sales of $331.1 million

•	Fourth quarter GAAP net income of $8.3 million or $0.20 per diluted share

•	Fourth quarter non-GAAP net income of $19.8 million or $0.47 per diluted share

•	Full year GAAP net loss of $0.5 million or $0.01 per basic and diluted share

•	Full year non-GAAP net income of $43.5 million or $1.04 per diluted share
“Pacira had a landmark 2018 with record revenues underscoring the growing marketplace adoption of EXPAREL as a fundamental component of opioid-sparing pain management protocols at influential academic centers and also the success of our brachial plexus nerve block launch,” said Dave Stack, chairman and chief executive officer of Pacira. “There is great enthusiasm among a growing number of anesthesiologists who are using regional nerve blocks and field blocks to revolutionize postsurgical pain management and improve patient outcomes. We are also seeing robust growth in new accounts driven primarily by ambulatory, plastic, and oral surgery centers seeking to differentiate their practices by providing patients with an effective, long-acting non-opioid option for managing postsurgical pain. Finally, our significant partnership with Johnson and Johnson continues to drive uptake with EXPAREL being integrated across its world class educational platforms and comprehensive offering of orthopedic procedural solutions. Altogether this strong growth trajectory provides us with a solid operating foundation to support the strategic expansion of our commercial and clinical offering within the non-opioid pain management and regenerative health space.”
“This substantial momentum has continued into 2019 and we plan to build on our success by executing on multiple growth opportunities, including expanding the role of EXPAREL as a catalyst for shifting inpatient procedures to the ambulatory setting, and building out our differentiated non-opioid portfolio with innovative products that address the need for improving patients’ journeys along the neural pain pathway. We believe this strategy provides the greatest opportunities to build value in both the near- and long-term,” concluded Mr. Stack.

Recent Highlights

•
EXPAREL manufacturing capacity expansion to meet growing demand. In February 2019, Pacira announced that commercial production of EXPAREL is now underway at a custom suite in Swindon, UK created under the company’s partnership with Thermo Fisher Scientific Pharma Services (formerly Patheon UK Limited). This suite was designed to mirror the company’s existing facility at the Pacira Science Center Campus in San Diego, CA and is expected to double the company’s manufacturing capacity. Through the partnership, the companies are developing a second dedicated suite that is expected to enable another doubling of EXPAREL manufacturing capacity in approximately two years.

•
Phase 4 EXPAREL study achieves statistically significant reductions in opioid consumption and pain scores in C-Section patients. In January 2019, Pacira announced that its Phase 4 study of EXPAREL in patients undergoing Cesarean section (C-section) achieved its primary endpoint with a statistically significant reduction in total postsurgical opioid consumption through 72 hours (P<0.05). EXPAREL also achieved statistical significance for reduction in pain intensity scores through 72 hours (P<0.05). The full study results will be submitted for publication in peer-reviewed medical literature later this year.

•
Centers for Medicare and Medicaid Services establish new reimbursement for EXPAREL. In November 2018, the Centers for Medicare and Medicaid Services (CMS) finalized a policy to provide separate Medicare reimbursement for EXPAREL when administered in ambulatory surgical centers (ASCs) through establishment of the product-specific billing code of C9290. This code, which provides payment for EXPAREL at $1.22 per milligram, sets national Medicare reimbursement rates for EXPAREL administered in ASCs. In addition, the American Dental Association published a CDT code (D9613) to report infiltration of a sustained-release therapeutic drug in oral surgery procedures. Both codes became effective on January 1, 2019.

•
New data show EXPAREL significantly reduces opioid use, hospital length of stay and total hospitalization costs following TKA. In November 2018, Pacira announced new data were published in The Journal of Medical Economics on the use of EXPAREL to manage postsurgical pain following total knee arthroplasty (TKA). The findings showed that patients receiving EXPAREL had a significant reduction in opioid use, hospital length of stay (LOS), and total hospitalization costs compared to TKA patients who did not receive EXPAREL. Patients receiving EXPAREL also had increased likelihood to be discharged home rather than a skilled nursing facility.

Fourth Quarter 2018 Financial Results

•	EXPAREL net product sales were $94.4 million in the fourth quarter of 2018, a 20% increase over the $78.7 million reported for the fourth quarter of 2017.

•	Total revenues were $95.1 million in the fourth quarter of 2018, a 20% increase over the $79.1 million reported for the fourth quarter of 2017.

•	Total operating expenses were $82.9 million in the fourth quarter of 2018, compared to $70.6 million in the fourth quarter of 2017.

•
GAAP net income was $8.3 million, or $0.20 per share (basic and diluted) in the fourth quarter of 2018, compared to GAAP net income of $4.6 million, or $0.11 per share (basic and diluted), in the fourth quarter of 2017.

•
Non-GAAP net income was $19.8 million, or $0.48 per share (basic) and $0.47 per share (diluted), in the fourth quarter of 2018, compared to non-GAAP net income of $16.0 million, or $0.39 per share (basic) and $0.38 per share (diluted), in the fourth quarter of 2017.

•	Pacira had 41.1 million basic weighted average shares of common stock outstanding in the fourth quarter of 2018.

•	Pacira had 42.2 million diluted weighted average shares of common stock outstanding in the fourth quarter of 2018.

Full-Year 2018 Financial Results

•	EXPAREL net product sales were $331.1 million in 2018, a 17% increase over the $282.9 million reported in 2017.

•	Total revenues were $337.3 million in 2018, an 18% increase over the $286.6 million reported in 2017.

•	Total operating expenses were $321.4 million in 2018, compared to $311.6 million in 2017.

•	GAAP net loss was $0.5 million, or $0.01 per share (basic and diluted) in 2018, compared to a GAAP net loss of $42.6 million, or $1.07 per share (basic and diluted) in 2017.

•
Non-GAAP net income was $43.5 million, or $1.06 per share (basic) and $1.04 per share (diluted), in 2018, compared to non-GAAP net income of $8.6 million, or $0.22 per share (basic) and $0.21 per share (diluted), in 2017.

•	Pacira ended 2018 with cash, cash equivalents, short-term and long-term investments (“cash”) of $409.3 million.

•	Pacira had 40.9 million basic weighted average shares of common stock outstanding in 2018.

•	For non-GAAP measures, Pacira had 41.9 million diluted weighted average shares of common stock outstanding in 2018.

2019 Outlook

Pacira announces its full year 2019 financial guidance as follows. Pacira expects:

•	EXPAREL net product sales of $400 million to $410 million.

•	Non-GAAP gross margins of 75% to 76%.

•	Non-GAAP research and development (R&D) expense of $60 million to $70 million.

•	Non-GAAP selling, general and administrative (SG&A) expense of $165 million to $175 million.

•	Stock-based compensation of $30 million to $35 million.

See “Non-GAAP Financial Information” and “Reconciliations of GAAP to Non-GAAP 2019 Financial Guidance” below.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call to discuss the company’s financial results and recent developments today, Thursday, February 28, 2019, at 8:30 a.m. ET. The call can be accessed by dialing 1-877-845-0779 (domestic) or 1-720-545-0035 (international) ten minutes prior to the start of the call and providing the Conference ID 6050757.

A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-855-859-2056 (domestic) or 1-404-537-3406 (international) and providing the Conference ID 6050757. The replay of the call will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can also be accessed by visiting the “Investors & Media” section of the company’s website at investor.pacira.com. A replay of the webcast will be archived on the Pacira website for two weeks following the call.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), such as non-GAAP net income (loss), non-GAAP net income (loss) per share, non-GAAP cost of goods sold, non-GAAP gross margins, non-GAAP research and development (R&D) expense and non-GAAP selling, general and administrative (SG&A) expense, because such measures exclude milestone revenue, stock-based compensation, amortization of debt discount, loss on early extinguishment of debt, exit costs related to the discontinuation of DepoCyt(e) production and loss on an unexercised investment purchase option.

These measures supplement the company’s financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results, estimate its future cost of goods sold, gross margins, R&D expense and SG&A expense outlook for 2019 and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of our financial statements by providing greater transparency into the operating performance at Pacira and the company’s future outlook. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. Non-GAAP measures are also unlikely to be comparable with non-GAAP disclosures released by other companies. See the tables below for a reconciliation of GAAP to non-GAAP measures, and a reconciliation of our GAAP to non-GAAP 2019 financial guidance for gross margins, R&D expense and SG&A expense.

About Pacira
Pacira Pharmaceuticals, Inc. (NASDAQ:PCRX) is a specialty pharmaceutical company dedicated to advancing and improving postsurgical outcomes for acute care practitioners and their patients. The company’s flagship product, EXPAREL, is redefining pain management after surgery as an opioid-free alternative indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia. EXPAREL utilizes DepoFoam®, a unique and proprietary product delivery technology that encapsulates drugs without altering their molecular structure, and releases them over a desired period of time. To learn more about Pacira, including the corporate mission to reduce overreliance on opioids, visit www.pacira.com.

About EXPAREL
EXPAREL® (bupivacaine liposome injectable suspension) is indicated for single-dose infiltration in adults to produce postsurgical local analgesia and as an interscalene brachial plexus nerve block to produce postsurgical regional analgesia. Safety and efficacy have not been established in other nerve blocks. The product combines bupivacaine with DepoFoam®, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. Additional information is available at www.EXPAREL.com.
Important Safety Information
EXPAREL is contraindicated in obstetrical paracervical block anesthesia.
Adverse reactions reported with an incidence greater than or equal to 10% following EXPAREL administration via infiltration were nausea, constipation, and vomiting; adverse reactions reported with an incidence greater than or equal to 10% following EXPAREL administration via interscalene brachial plexus nerve block were nausea, pyrexia and constipation.
If EXPAREL and other non-bupivacaine local anesthetics, including lidocaine, are administered at the same site, there may be an immediate release of bupivacaine from EXPAREL. Therefore, EXPAREL may be administered to the same site 20 minutes after injecting lidocaine.
EXPAREL is not recommended to be used in the following patient population: patients <18 years old and/or pregnant patients.
Because amide-type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease.
Warnings and Precautions Specific to EXPAREL
Avoid additional use of local anesthetics within 96 hours following administration of EXPAREL.
EXPAREL is not recommended for the following types or routes of administration: epidural, intrathecal, regional nerve blocks other than interscalene brachial plexus nerve block, or intravascular or intra-articular use.
The potential sensory and/or motor loss with EXPAREL is temporary and varies in degree and duration depending on the site of injection and dosage administered and may last for up to 5 days, as seen in clinical trials.
Warnings and Precautions for Bupivacaine-Containing Products
Central Nervous System (CNS) Reactions: There have been reports of adverse neurologic reactions with the use of local anesthetics. These include persistent anesthesia and paresthesia. CNS reactions are characterized by excitation and/or depression.
Cardiovascular System Reactions: Toxic blood concentrations depress cardiac conductivity and excitability which may lead to dysrhythmias, sometimes leading to death.

Allergic Reactions: Allergic-type reactions (eg, anaphylaxis and angioedema) are rare and may occur as a result of hypersensitivity to the local anesthetic or to other formulation ingredients.
Chondrolysis: There have been reports of chondrolysis (mostly in the shoulder joint) following intra-articular infusion of local anesthetics, which is an unapproved use.
Methemoglobinemia: Cases of methemoglobinemia have been reported with local anesthetic use.
Full Prescribing Information is Available at www.EXPAREL.com.
Forward-Looking Statements

Any statements in this press release about the company’s future expectations, plans, outlook and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may,” “could” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of the company’s sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and the company’s ability to serve those markets; the company’s plans to expand the use of EXPAREL to additional indications and opportunities, and the timing and success of any related clinical trials; the related timing and success of United States Food and Drug Administration supplemental New Drug Applications; the outcome of the U.S. Department of Justice inquiry; the company’s plans to evaluate, develop and pursue additional DepoFoam-based product candidates; clinical trials in support of an existing or potential DepoFoam-based product; the company’s commercialization and marketing capabilities; the company’s and Thermo Fisher Scientific Pharma Services’ (formerly Patheon UK Limited) ability to successfully and timely construct a second dedicated EXPAREL manufacturing suite; and other factors discussed in the “Risk Factors” of the company’s most recent Annual Report on Form 10-K and in other filings that the company periodically makes with the SEC. In addition, the forward-looking statements included in this press release represent the company’s views as of the date of this press release. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such the company anticipates that subsequent events and developments will cause its views to change. However, while the company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

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Investor Contact:
Susan Mesco, (973) 451-4030
susan.mesco@pacira.com

Media Contact:
Coyne Public Relations
Alyssa Schneider, (973) 588-2270
aschneider@coynepr.com

(Tables to Follow)

Pacira Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$383,454	$311,347
Accounts receivable, net	38,000	31,658
Inventories, net	48,569	41,411
Prepaid expenses and other current assets	7,946	6,694
Total current assets	477,969	391,110
Long-term investments	25,871	60,047
Fixed assets, net	108,670	107,046
Goodwill	62,040	55,197
Equity investment	14,146	14,146
Other assets	657	825
Total assets	$689,353	$628,371

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,368	$14,658
Accrued expenses and current portion of deferred revenue	45,865	41,159
Convertible senior notes (1)	338	324
Income taxes payable	90	76
Total current liabilities	60,661	56,217
Convertible senior notes (2)	290,592	276,173
Other liabilities	16,874	16,498
Total stockholders’ equity	321,226	279,483
Total liabilities and stockholders’ equity	$689,353	$628,371

(1) Relates to our 3.25% convertible senior notes due 2019, which matured on February 1, 2019.
(2) Relates to our 2.375% convertible senior notes due 2022 that are not currently convertible.

Pacira Pharmaceuticals, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net product sales:
EXPAREL	$94,422	$78,651	$331,112	$282,905
Other product sales	293	176	1,315	1,437
Total net product sales	94,715	78,827	332,427	284,342
Collaborative licensing and milestone revenue	—	26	3,000	387
Royalty revenue	400	225	1,850	1,901
Total revenues	95,115	79,078	337,277	286,630

Operating expenses:
Cost of goods sold	23,979	21,295	86,845	87,915
Research and development	14,174	10,028	55,688	57,290
Selling, general and administrative	44,647	39,178	177,265	161,494
Product discontinuation	53	113	1,564	4,868
Total operating expenses	82,853	70,614	321,362	311,567
Income (loss) from operations	12,262	8,464	15,915	(24,937)

Other income (expense):
Interest income	2,004	1,273	6,497	4,078
Interest expense	(5,753)	(5,105)	(21,949)	(18,047)
Loss on early extinguishment of debt	—	—	—	(3,732)
Other, net	(191)	(2)	(888)	167
Total other expense, net	(3,940)	(3,834)	(16,340)	(17,534)
Income (loss) before income taxes	8,322	4,630	(425)	(42,471)
Income tax expense	(37)	(35)	(46)	(140)
Net income (loss)	$8,285	$4,595	$(471)	$(42,611)

Net income (loss) per share:
Basic and diluted net income (loss) per common share	$0.20	$0.11	$(0.01)	$(1.07)
Weighted average common shares outstanding:
Basic	41,148	40,602	40,911	39,806
Diluted	42,219	41,575	40,911	39,806

Pacira Pharmaceuticals, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
GAAP net income (loss)	$8,285	$4,595	$(471)	$(42,611)

Non-GAAP adjustments:
Milestone revenue (1)	—	—	(3,000)	—
Stock-based compensation	8,186	8,194	31,725	31,601
Loss on early extinguishment of debt	—	—	—	3,732
Amortization of debt discount	3,286	3,058	12,799	10,423
Product discontinuation costs	53	113	1,564	4,868
Product discontinuation inventory	—	—	—	580
Loss on unexercised investment purchase option (2)	—	—	854	—
Total Non-GAAP adjustments	11,525	11,365	43,942	51,204

Non-GAAP net income	$19,810	$15,960	$43,471	$8,593

GAAP basic and diluted net income (loss) per common share	$0.20	$0.11	$(0.01)	$(1.07)

Non-GAAP basic net income per common share	$0.48	$0.39	$1.06	$0.22
Non-GAAP diluted net income per common share	$0.47	$0.38	$1.04	$0.21

Weighted average common shares outstanding - basic	41,148	40,602	40,911	39,806
Weighted average common shares outstanding - diluted	42,219	41,575	41,869	41,401

Cost of goods sold reconciliation:
GAAP cost of goods sold	$23,979	$21,295	$86,845	$87,915
Stock-based compensation	(1,047)	(1,195)	(4,478)	(5,467)
Product discontinuation inventory	—	—	—	(580)
Non-GAAP cost of goods sold	$22,932	$20,100	$82,367	$81,868

Research and development reconciliation:
GAAP research and development	$14,174	$10,028	$55,688	$57,290
Stock-based compensation	(1,164)	(1,213)	(3,934)	(3,341)
Non-GAAP research and development	$13,010	$8,815	$51,754	$53,949

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$44,647	$39,178	$177,265	$161,494
Stock-based compensation	(5,975)	(5,786)	(23,313)	(22,793)
Non-GAAP selling, general and administrative	$38,672	$33,392	$153,952	$138,701

(1) Represents a $3.0 million upfront payment earned under our agreement with Nuance Biotech Co. Ltd. for the development and commercialization of EXPAREL in China.
(2) Represents a $0.9 million loss on an unexercised investment purchase option.

Pacira Pharmaceuticals, Inc.
Reconciliation of GAAP to Non-GAAP 2019 Financial Guidance
(dollars in millions)

GAAP to Non-GAAP Guidance	GAAP	Stock-Based Compensation	Non-GAAP
EXPAREL net product sales	$400 to $410	—	—
Gross margin	74% to 75%	Approx. 1%	75% to 76%
Research and development expense	$65 to $76	$5 to $6	$60 to $70
Selling, general and administrative expense	$187 to $199	$22 to $24	$165 to $175
Stock-based compensation	$30 to $35	—	—